Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-6879, 33-51379, and 333-99363) and on Form S-8 (File No. 333-33847) of Commonwealth Edison Company and Subsidiary Companies of our report dated January 28, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 20, 2004